EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

	State or Other Jurisdiction of Incorporation	Percentage Ownership
Parent

BCSB Bancorp, Inc.	United States

Subsidiary (1)

Baltimore County Savings Bank, F.S.B.	United States	100%
BCSB Bankcorp Capital Trust I	Delaware	100%
BCSB Bankcorp Capital Trust II	Delaware	100%

Subsidiaries of Baltimore County Savings Bank, F.S.B. (1)

Ebenezer Road, Inc.	Maryland	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements included in this Annual Report on Form 10-K.